------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:      January 31, 2005
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    ROBINSON      CHARLES          E.             ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.     to Issuer (Check all applicable)
--------------------------------------------      (NASDAQ: ALSK)                                 X  Director          10% Owner
    (Last)        (First)         (Middle)     ----------------------------------------------   ----              ---
                                               3. I.R.S. or               4. Statement for       X  Officer (give     Other (specify
    600 Telephone Ave. MS 65                      Identification             Month/Year         ---- title below) --- below)
--------------------------------------------      Number of Reporting        AUGUST 29, 2002
                  (Street)                        Person (Voluntary)      -------------------   Chairman & Chief Executive Officer
                                                                          5. If Amendment,      ------------------------------------
    ANCHORAGE     ALASKA            99503                                    Date of Original
--------------------------------------------                                 (Month/Year)    7. Individual or Joint/Group Filing
    (City)        (State)           (Zip)                                                       (Check Applicable Line)
                                                                          -------------------    X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans- 3. Trans-      4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action    action         or Disposed of (D)          Securities          Form:         Indirect
                                   Date      Code           (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                             (Instr. 8)                                 Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --
   Previously Reported                                                                   290,788             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    6/14/02   P              2,500     A        4.3223        2,500             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    6/14/02   P              2,500     A        4.2819        2,500             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    6/17/02   P              2,000     A        4.3282        2,000             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    6/25/02   P              2,000     A        4.1637        2,000             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    8/2/02    P             15,141     A        1.7900       15,141             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    8/9/02    P              6,333     A        1.7711        6,333             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    8/12/02   P              4,000     A        1.7000        4,000             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    8/13/02   P              2,000     A        1.6800        2,000             D
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   Alaska Communications
   Systems Group, Inc. --
   Common Stock, $0.01 par --    8/14/02   P              2,000     A        1.7000        2,000             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED                 (Over)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.                                                    SEC 1474 (3-99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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                                                                                                  Common
Employee Stock Options                                                                             Stock,
 (previously reported)                                                        11/23/99  09/28/08  $.01 par  583,750
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                                                                                                  Common
Employee Stock Options                                                                             Stock,
 (previously reported)                                                        12/31/00  11/20/10  $.01 par   22,222
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                                                                                                  Common
Employee Stock Options                                                                             Stock,
 (previously reported)                                                        12/31/01  11/20/10  $.01 par   22,222
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                                                                                                  Common
                                                                                                   Stock,
 Employee Stock Options                                                       12/31/02  11/20/10  $.01 par   22,223
 (previously reported)
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                                                                                                  Common
                                                                                                   Stock,
Employee Stock Options                                                        02/08/01  11/20/10  $.01 par   11,111
 (previously reported)
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                                                                                                  Common
                                                                                                   Stock,
Employee Stock Options                                                        02/08/02  11/20/10  $.01 par   11,111
 (previously reported)
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                                                                                                  Common
                                                                                                   Stock,
Employee Stock Options                                                        02/08/03  11/20/10  $.01 par   11,111
 (previously reported)
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   583,750                     D
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    22,222                     D
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    22,222                     D
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    22,223                     D
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    11,111                     D
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    11,111                     D
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    11,111                     D
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ CHARLES E. ROBINSON         8-29-02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (3-99)
